Exhibit 99.1

FSP 50 South Tenth Street Corp.

FSP 50 South Tenth Street Corp. (the "Company") has declared a dividend in the amount of $1,750 per share of preferred stock, representing property operations for the quarter ended June 30, 2011. The dividend will be payable on August 29, 2011 and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”). NOTE: if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company owns a twelve-story, multi-tenant Class “A” building containing approximately 486,000 square feet of office and retail space located in the Central Business District (“CBD”) of Minneapolis, Minnesota. The property’s occupancy for the second quarter of 2011 remained unchanged from first quarter occupancy of 98.8%.

During the second quarter, management successfully completed the renewal/extension of a retail lease of approximately 2,100 square feet. There remains only approximately 1,000 square feet of leased space expiring in 2011 for which management is already in discussions with a prospective tenant for the space.

According to CB Richard Ellis, Class A office vacancy rates and average net asking rents in the second quarter of 2011 were approximately 15.5% and $13.20 per square foot, respectively. Management believes that, with the current occupancy level of 98.8% and its prominent location within the CBD, the property is well positioned in the Class A market. Management will continue to monitor market activity and track trends as part of its efforts to keep the property in the strongest possible position in the market.

On January 1, 2012, a $76.2 million first mortgage CMBS loan secured by the property will mature and become due and payable in full at that time. Management has been actively working on a number of potential options for the Company to deal with this loan maturity and will keep shareholders informed as to our decisions and course of action. A major factor in any potential plan for the property is the fact that Target Corp., through a sublease, leases approximately 215,838 square feet expiring March 31, 2014 and through a direct lease, leases approximately 43,506 square feet through June 30, 2015. Together this square footage totals approximately 53% of total rentable square feet at the property. Because the expiration of Target's leased space is so significant and relatively near-term (i.e., 2 1/4 and 3 1/2 years, respectively, from the maturity date of the $76.2 million loan) options for a potential longer-term refinancing of the maturing loan may be limited.

You may receive an offer or offers to purchase your shares of preferred stock in the Company from MacKenzie Patterson Fuller, LP (together with certain of its affiliates, “MPF”) from time to time in the future. Please note that neither the Company nor any member of the Company’s management team has any relationship (past or present) with MPF. In the event that you do receive such an offer or offers, they will likely be mailed directly to you by MPF without any notice to or involvement from the Company. Please be assured that we have reviewed similar offers with counsel and believe that they are permitted under Delaware law (the Company’s state of incorporation). The Company has decided to remain neutral as to any such offers and will not express an opinion as to whether you should accept or reject any such offers. However, in connection with any such offers, management believes that you should consider the following: (1) The Company (including Franklin Street Properties Corp. and FSP Investments LLC) has no involvement whatsoever. (2) You have no obligation to accept or reject an offer. Silence is acceptable. (3) Any per share purchase price in MPF’s offer materials represents only what MPF is willing to pay for one share of preferred stock. It is not an appraisal or opinion of value and does not represent the Company’s views or estimates. (4) The Company’s charter prohibits any transfer of shares of preferred stock that would result in the disqualification of the Company as a REIT.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of the quarter, and you will be able to access the document via the SEC’s website. To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001379075

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name: type FSP 50 South (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP 50 South Tenth Street Corp. - Dividend Summary

QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANNUALIZED YIELD*
(11/08-12/31)
12/31/2006	$ 900	$ 630,000	6.0%
03/31/2007	$1,751	$1,225,700	7.0%
06/30/2007	$1,752	$1,226,400	7.0%
09/30/2007	$1,757	$1,229,900	7.0%
12/31/2007	$1,764	$1,234,800	7.1%
03/31/2008	$1,857	$1,299,900	7.4%
06/30/2008	$1,750	$1,225,000	7.0%
09/30/2008	$1,750	$1,225,000	7.0%
12/31/2008	$1,750	$1,225,000	7.0%
03/31/2009	$1,750	$1,225,000	7.0%
06/30/2009	$1,750	$1,225,000	7.0%
09/30/2009	$1,750	$1,225,000	7.0%
12/31/2009	$1,750	$1,225,000	7.0%
03/31/2010	$1,750	$1,225,000	7.0%
06/30/2010	$1,750	$1,225,000	7.0%
09/30/2010	$1,750	$1,225,000	7.0%
12/31/2010	$1,750	$1,225,000	7.0%
03/31/2011	$1,750	$1,225,000	7.0%
06/30/2011	$1,750	$1,225,000	7.0%

*Yield based on original offering amount of $70,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.